CERTIFICATE OF DESIGNATION OF SERIES

                     AND DETERMINATION OF RIGHTS AND PREFERENCES
                                          OF

                        CONVERTIBLE PREFERRED STOCK, SERIES A

                                          OF

                             AMERICAN ELECTROMEDICS CORP.

                    American Electromedics Corp., a Delaware corporation (the "Company"), acting pursuant to <Section> 151 of the General Corporation Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series A.

            FIRST:  The name of the Company is American Electromedics Corp.

          SECOND: By unanimous consent of the Board of Directors of the Company dated May 4, 1998, the following resolutions were duly adopted:

               WHEREAS the Certificate of Incorporation of the Company authorizes Preferred Stock consisting of 1,000,000 shares, par value $.01 per share, issuable from time to time in one or more series; and

               WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article FOUR (4) of the Company's Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

               WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

               NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOUR
          (4) of the Company's Certificate of Incorporation, as amended, there is hereby established a new series of 3,150 shares of convertible preferred stock of the Company (the "Series A Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article FOUR (4) as follows:

               1.   Dividends.
                    ---------

                    The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 5% (the "Dividend Rate") of the Liquidation Preference (as hereinafter defined) (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series A Preferred Stock or other class or series of stock ranking junior to the Series A Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board of Directors of the Company; provided,
                                                             --------
          however, that in the event the Registration Statement (as
          -------
          hereinafter defined) is not (i) filed within 30 days of the Initial Closing Date (as defined in the Securities Purchase Agreement, between the Company, the purchasers named therein and West End Capital LLC (the "Securities Purchase Agreement")) or
          (ii) declared effective by the Securities and Exchange Commission (the "Commission") by the day which is 90 days from the Initial Closing Date (as hereinafter defined), then the Dividend Rate shall increase to 12% until the Registration Statement is so filed or declared effective, as the case may be; in addition, in the event the Registration Statement is not declared effective by the Commission by 120 days from the Initial Closing Date, the Dividend Rate shall increase to 18% until the Registration Statement is declared effective. Notwithstanding the foregoing, if the Commission conducts a review of the Registration Statement, the Dividend Rate shall not increase unless it is not declared effective by the Commission by 120 days from the Initial Closing Date, at which time the Dividend Rate shall increase to 14% until the Registration Statement is declared effective; in addition, if the Commission conducts a review of the Registration Statement and the Registration Statement is not declared effective by 150 days from the Initial Closing Date, the Dividend Rate shall increase to 18% until the Registration Statement is declared effective.

               Such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company, except the repurchase of Junior Stock from employees of the Company upon termination of employment. At the earlier of: (1) the redemption or conversion of the Series A Preferred Stock or (2) the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series A Preferred Stock. No accumulation of dividends on the Series A Preferred Stock shall bear interest.

               At the election of the Company, each dividend may be paid either in additional shares of Series A Preferred Stock or in cash. Dividends paid in additional shares of Series A Preferred Stock shall be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to the value of any fractional shares. Each dividend paid in cash shall be mailed to the holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series A Preferred Stock will receive written notification from the Company or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Series A Preferred Stock paid as a dividend and the recipient's aggregate holdings of Series A Preferred Stock as of that dividend payment date and after giving effect to the dividend. All shares of Series A Preferred Stock issued as dividends shall be entitled to all of the rights and benefits as the shares of Series A Preferred Stock issued on the Initial Closing Date, including the Conversion Rights set forth in Section 4 hereof.

               2.   Liquidation, Dissolution or Winding Up.
                    --------------------------------------

                    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $1,000 per share of Series A Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock (and the holders of any other series of Preferred Stock with a Liquidation Preference equal to the Liquidation Preference of the Series A Preferred Stock) the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock (and the holders of any other series of Preferred Stock with a Liquidation Preference equal to the Liquidation Preference of the Series A Preferred Stock) shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock and the Common Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

               (c) The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the holders of 66-2/3 percent of the Series A Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

                3.  Voting.
                    ------

                    (a) The Company shall not amend, alter or repeal preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.6%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

               4.   Optional Conversion.
                    -------------------

                    The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                    (a)  Right to Convert.  Each share of Series A
                         ----------------
          Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 (plus the amount of any accrued and unpaid dividends) by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall be the lower of (i) $4.00 or (ii) 75% of the average Closing Bid Price of the shares of Common Stock for the five (5) trading days prior to the Conversion Date (as hereinafter defined). For purposes of this Certificate of Designations, the term "Closing Bid Price" means, for any security as of any date, the closing bid price on the principal securities exchange or trading market where the Company's Common Stock is listed or traded as reported by Bloomberg, L.P. ("Bloomberg"), or, if applicable, the closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price of the Common Stock can not be calculated on such date on any of the foregoing bases, the Closing Bid Price of the Common Stock on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such shares. "Trading day" shall mean any day on which the Company's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

               In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

               (b)  Fractional Shares.  No fractional shares of Common
                    -----------------
          Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective
          Conversion Price.

               (c)  Mechanics of Conversion.
                    -----------------------

                    (i) The Company will permit each holder of Series A Preferred Stock to exercise its right to convert the Series A Preferred Stock by faxing an executed and completed Notice of Conversion to the Company, and delivering within three (3) business days thereafter, the original Notice of Conversion (and the certificates representing the related shares of Series A Preferred Stock) to the Company by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion is faxed to and received in accordance with the provisions hereof shall be deemed a "Conversion Date." The Company will transmit the certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock (together with certificates representing the related shares of Series A Preferred Stock not so converted) to such holder via express courier as soon as practicable, but in all events no later than the later to occur of (the "Delivery Date") (i) four
          (4) business days after the Conversion Date and (ii) four (4) business days after receipt by the Company of the original Notice of Conversion (and the certificates representing the related shares of Series A Preferred Stock). For purposes of this Agreement, such conversion of the Series A Preferred Stock shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The Company shall pay cash in lieu of any fraction of a share.

                    (ii) In lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of the Series A Preferred Stock, provided that the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer program, on the written request of a holder of Series A Preferred Stock who shall have previously instructed such holder's prime broker to confirm such request to the Company's transfer agent, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such Common Stock to such holder by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system no later than the applicable Delivery Date.

                    (iii) The Company will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Convertible Preferred Stock. The Company will use its best efforts at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than one and one-half (1.5) times the number that is then actually issuable upon the conversion of the Series A Preferred Stock or the exercise of the Warrants issued to West End Capital LLC pursuant to the Securities Purchase Agreement. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                    (iv) All shares of Series A Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized
          Series A Preferred Stock accordingly.

                    (v) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

                   (d)   No Impairment.  The Company will not, by amendment
                         -------------
          of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                    (e)  Notice of Record Date.  In the event:
                         ---------------------

                         (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

                         (ii) that the Company subdivides or combines its outstanding shares of Common Stock;

                         (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

                         (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

          then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                            (A)  the record date of such dividend,
             distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                            (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                    (f)  Quantity Limitations on Conversions.  At no time
                         ------------------------------------
          shall any holder of the Series A Preferred Stock convert such amount of Series A Preferred Stock as shall result in such Purchaser's ownership, after such conversion, exceeding 9.9% of the Company's outstanding Common Stock.

                5.  Mandatory Conversion.
                    --------------------

                    (a) The Company may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after the first anniversary of the date the registration statement filed under the Securities Act of 1933 relating to the shares of Common Stock into which the Series A Preferred Stock is then convertible (the "Registration Statement") was declared effective by the Securities and Exchange Commission.

                    (b) All holders of record of shares of Series A Preferred Stock then outstanding will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Company, if it serves as its own transfer agent).

                6.  Optional Redemption of the Series A Preferred Stock.
                    ---------------------------------------------------

                    (a)  Optional Redemption Event.
                         -------------------------

                         (i) Upon the occurrence of an Optional Redemption Event (as hereinafter defined) the Company may, by notice given to each holder of Series A Preferred Stock, redeem the shares of Series A Preferred Stock then owned by such holder (up to an amount with an aggregate Liquidation Preference of $1 million) at a price equal to 120% of the Liquidation Preference, plus all accrued but unpaid dividends.

                         (ii) Upon receipt of a notice given pursuant to
          Section 6(a)(i), each holder of Series A Preferred Stock shall accept its ratable portion (based on its holdings of Series A Preferred Stock as compared to the aggregate number of shares of Series A Preferred Stock then outstanding) of such offer by tendering such holder's shares to the Company for redemption, at an address to be set forth in such notice, at any time prior to 5:00 p.m. New York time on the 15th day following the mailing of such notice (the "Redemption Date"). On the Redemption Date, the Company shall remit the applicable redemption price, calculated pursuant to Section 6(a)(i) hereof, by check to each holder of the Series A Preferred Stock, to the most recent address of each holder, as set forth in the Company's books and records.

                         (iii)   An Optional Redemption Event shall occur
          (a) if, subsequent to the Initial Closing Date, the Closing Bid Price for the shares of Common Stock shall have been less than $2.50 per share for at least five (5) consecutive trading days immediately prior to the date of the Optional Redemption Event and (b) if (I) the Second Additional Closing Date (as defined in the Securities Purchase Agreement) is held and (II) the Closing Bid Price for the shares of Common Stock shall have been less than $2.75 per share for at least five (5) consecutive trading days immediately prior to the date of the Optional Redemption Date. No more than one Optional Redemption Date may be deemed to occur, unless the Second Additional Closing Date is held under the Securities Purchase Agreement, in which case up to two (2) Optional Redemption Dates may be deemed to occur.
          Notwithstanding the foregoing, an Optional Redemption Event shall not occur from the time a holder of Series A Preferred Stock has submitted notice of conversion to the Company pursuant to Section 4(c) herein, until such time as the Company has issued and delivered all shares of Common Stock to which such holder shall be entitled.

                    (b) Cancellation of Redeemed Stock. Any shares of Series A Preferred Stock redeemed pursuant to this Section or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Company's capital stock.

                    (c) The Company will not, and will not permit any subsidiary of the Company to, purchase or acquire any shares of Series A Preferred Stock otherwise than pursuant to (1) the terms of this Section, or (2) an offer made on the same terms to all holders of Series A Preferred Stock at the time outstanding.

                    (d) Anything contained in this Section 6 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable redemption date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 3 hereof.

                7.  Sinking Fund.
                    ------------

                    There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Preferred Stock or the redemption of any shares thereof.

                8.  Amendment.
                    ---------

                    This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors of the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

               IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President this 5th day of May, 1998.


                                   By:  /s/ Michael Pieniazek
                                        ---------------------
                                        President